Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FinWise Bancorp of our report dated March 20, 2026, relating to the consolidated financial statements of FinWise Bancorp (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Everett, Washington
July 14, 2026